Exhibit 10.1

AMENDED AND RESTATED PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 23, 2012 (the “Execution Date”) is entered into by and among: (i) Nebraska Book Company, Inc. (“NBC”); Campus Authentic LLC; College Bookstores of America, Inc.; NBC Acquisition Corp. (“NBC Acquisition Corp.”); NBC Holdings Corp. (“NBC Holdings”); NBC Textbooks LLC; Net Textstore LLC; and Specialty Books, Inc. (collectively, the “Company”); (ii) Standard General Master Fund L.P, J.P. Morgan Investment Management, Inc., and Cerberus Series Four Holdings, LLC (the “Consenting Cross Holders,”) in their capacity as holders of, or investment advisors of, (A) NBC’s 10% senior secured notes due 2011 (collectively, the “10% Notes”) and (B) NBC’s 8.625% senior subordinated notes due 2012 (collectively, the “8.625% Notes”); and (iii) those certain holders of 10% Notes signatory hereto, excluding the Consenting Cross Holders (collectively, the “Consenting 10% Noteholders,” and together with the Consenting Cross Holders and their respective successors and permitted assigns, the “Consenting Noteholders”). Each party to this Agreement may be referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on June 27, 2011 (the “Petition Date”), the Company commenced voluntary chapter 11 cases under title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Delaware (collectively, the “Chapter 11 Cases”);

WHEREAS, each Consenting Noteholder is a Holder of a Claim, as such term is defined in section 101(5) of the Bankruptcy Code, derived from or based upon (i) the 10% Notes (collectively, the “10% Notes Claims”); or (ii) the 8.625% Notes (collectively, the “8.625% Notes Claims”).

WHEREAS, on July 17, 2011, the Company filed the Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 134] and the Disclosure Statement Relating to the Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 135];

WHEREAS, on August 22, 2011, the Company filed the First Amended Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 456] (the “First Amended Plan”) and the Disclosure Statement Relating to the First Amended Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 458];

WHEREAS, on March 7, 2012, the Company filed the Second Amended Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 969] (the “March 7 Plan”) and the Disclosure Statement Relating to the Second Amended Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 970] (the “Disclosure Statement”);

WHEREAS, on and prior to the date hereof, the Company and the Consenting Noteholders have engaged in arm’s length, good faith negotiations regarding, among other things, and agreed upon a revised plan term sheet attached hereto as Exhibit B (the “Term Sheet”), and to make corresponding changes to the March 7 Plan, in substantially the form attached hereto as Exhibit C (as may be amended, supplemented, or modified from time to time in accordance with this Agreement, the “Amended Plan”);1

WHEREAS, subject to the terms and conditions set forth therein, the Company and each Consenting Noteholder intends to work together to facilitate confirmation and consummation of the Amended Plan and the transactions as further set forth herein (collectively, the “Restructuring Transactions”);

WHEREAS, to ensure an orderly confirmation process, (a) the Company is prepared to perform their obligations hereunder subject to the terms and conditions of this Agreement, including, among other things, to seek the Bankruptcy Court’s approval of the Disclosure Statement (which shall be in such form and substance as is reasonably satisfactory to the Consenting Noteholders) and with any changes or modifications required by the Bankruptcy Court prior to soliciting votes on the Amended Plan in accordance with section 1125 of the Bankruptcy Code and (b) the Consenting Noteholders are prepared to perform their obligations hereunder subject to the terms and conditions of this Agreement, including without limitation, working with the Company to obtain Bankruptcy Court approval of this Agreement, the Disclosure Statement, and the Amended Plan; and

WHEREAS, in expressing such support and commitment, the Parties recognize that certain undertakings contemplated by this Agreement are subject to, among other things, the solicitation and disclosure requirements of applicable bankruptcy law.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

Section 1.    Effective Dates.

(a) Consenting Noteholder Effective Date. This Agreement shall become effective and binding upon each of the Consenting Noteholders at 12:01 a.m., prevailing Eastern Time, on the first day immediately following the date on which:

[1]	Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Amended Plan, attached hereto as Exhibit C.

(i) the Company has executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Noteholders in accordance with Section 18 hereof;

(ii) each of the Consenting Noteholders identified on the signature pages as of the Execution Date shall have executed and delivered to the Company counterpart signature pages of this Agreement in accordance with Section 18 hereof (the “Consenting Noteholders Agreement Effective Date”); and

(iii) the Company has received signature pages of this Agreement from the Consenting Cross Holders who collectively hold at least 66 2/3% in aggregate principal amount of the 8.625% Notes Claims.

(b) Company Effective Date. This Agreement shall become effective and binding upon the Company upon satisfaction of the following conditions:

(i) the occurrence of the Consenting Noteholders Agreement Effective Date; and

(ii) entry of an order by the Bankruptcy Court approving and authorizing the Company to enter into this Agreement (the “Approval Order”), provided, that the obligations of the Company set forth in Section 4(a) hereof shall be binding upon the Company as of the Execution Date, subject to Section 6(b) hereof.

Section 2.    Term Sheet and Amended Plan.

The Term Sheet and Amended Plan are incorporated by reference herein and made part of this Agreement and the Company and each Consenting Noteholder has reviewed or has had the opportunity to review the Term Sheet and Amended Plan.

Section 3.     Agreements of the Consenting Noteholders.

(a) Voting. Each Consenting Noteholder, solely in its capacity as a holder of a 10% Notes Claim and/or 8.625% Notes Claim, as applicable, and in no other capacity (but without limiting Section 3(d) hereof), agrees that, so long as this Agreement has not been terminated as provided herein, such Consenting Noteholder shall:

(i) support entry by the Bankruptcy Court of an order approving the Disclosure Statement in form and substance reasonably acceptable to the Consenting Noteholders and finding that the Disclosure Statement satisfies the requirements of section 1125 of the Bankruptcy Code (such an order, the “Disclosure Statement Order”);

(ii) subject to entry of the Disclosure Statement Order, (A) timely vote or cause to be voted its 10% Notes Claim and/or 8.625% Notes Claim, as applicable, to accept the Amended Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Amended Plan on a timely basis following commencement of the solicitation of acceptances of an Amended Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement as provided herein and written notice having been delivered to the Company as provided herein;

(iii) support the solicitation, confirmation, and consummation of the Amended Plan and Restructuring Transactions, including by filing a statement with the Bankruptcy Court in support thereof;

(iv) not vote or cause to be voted its 10% Notes Claim and/or 8.625% Notes Claim, as applicable, against and not consent to, or otherwise directly or indirectly support, solicit, assist, encourage or participate in the formulation, pursuit or support of, any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) other than the Amended Plan; and

(v) not take any other action, including initiating any legal proceedings or enforcing rights as a holder of a 10% Notes Claim and/or 8.625% Notes Claim, as applicable, that could prevent, interfere with, delay or impede the approval of the Disclosure Statement, the solicitation of votes in connection with the Amended Plan, or consummation of the Amended Plan.

(b) Rights of Consenting Noteholder Unaffected. Nothing contained herein shall: (i) limit (A) the ability of a Consenting Noteholder to consult with other Consenting Noteholders or the Company or (B) the rights of a Consenting Noteholder to be heard as a party in interest in the Chapter 11 Cases, or (C) the rights of a Consenting Noteholder to defend against any objection to, or estimation of, any of its Claims, in each case so long as such consultation, appearance or defense is consistent with the Consenting Noteholder’s obligations under this Agreement; or (ii) limit the ability of a Consenting Noteholder to sell or enter into any transactions in connection with the 10% Notes Claims, 8.625% Notes Claims, or any other claims against or interests in the Company, subject to the terms of Section 3(c) and Section 3(d) hereof.

(c) Transfers. Each Consenting Noteholder agrees that it shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (including by participation) (each, a “Transfer”), directly or indirectly, in whole or in part, any 10% Notes Claim, 8.625% Notes Claim, or any option thereon or any right or interest therein unless the transferee thereof, prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Noteholder and to be bound by this Agreement by executing the joinder attached hereto as Exhibit A, and delivering an executed copy thereof to the Company in accordance with Section 18 below, in which event (i) the transferee shall be deemed to be a Consenting Noteholder hereunder and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Noteholder agrees that any Transfer of any 10% Notes Claims and/or 8.625% Notes Claims, as applicable, that does not comply with the terms and procedures set forth by this Section 3(c) shall be deemed void ab initio, and the Company and each Consenting Noteholder shall have the right to void such Transfer.

(d) Additional Claims. To the extent any Consenting Noteholder beneficially acquires additional 10% Notes Claims and/or 8.625% Notes Claims, as applicable, each such Consenting Noteholder agrees that such 10% Notes Claims and/or 8.625% Notes Claims, as applicable, shall be subject to this Agreement and that, so long as this Agreement has not been terminated, it shall vote (or cause to be voted) any such additional 10% Notes Claim and/or 8.625% Notes Claim, as applicable, entitled to vote on the Amended Plan, in each case to the extent still held by it or on its behalf at the time of such vote, in favor of the Amended Plan, consistent with Section 3(a) hereof.

Section 4.     Agreements of the Company.

The Company agrees that, so long as this Agreement has not been terminated as provided herein, unless otherwise permitted or required by this Agreement or consented to in writing by the Requisite Consenting 10% Noteholders and Requisite Consenting Cross Holders, it shall:

(a) use commercially reasonable efforts to meet all deadlines set forth in Section 5 hereof.

(b) not directly or indirectly seek, solicit, or support any other plan, sale, proposal, or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Company that could reasonably be expected to prevent, delay or impede the restructuring of the Company as contemplated by the Amended Plan or that is inconsistent with this Agreement (collectively, an “Alternative Plan”); provided, that the Company may subsequently solicit and negotiate a proposal for an Alternative Plan, but only if such Alternative Plan expressly provides for payment of 10% Notes Claims in full in cash on the effective date of such Alternative Plan;

(c) not amend the Amended Plan in a manner adverse to the Consenting 10% Noteholders, provided, that changes adverse to the Consenting Cross Holders may not be made without the reasonable consent of the Requisite Consenting Cross Holders (as defined herein);

(d) unless provided under Section 4(b), not take any action that is intended or is reasonably likely to interfere with consummation of, the Amended Plan and the Restructuring Transactions embodied in the Amended Plan and Term Sheet;

(e) unless provided under Section 4(b), support and complete the Restructuring Transactions substantially on the terms set forth in the Amended Plan, with such terms subject to changes reasonably acceptable to the Requisite Consenting 10% Noteholders;

(f) provide the Consenting 10% Noteholders with copies of all material executory contracts, unexpired leases, employment agreements and new employment agreements, incentive plans, employee benefits plans, performance plans and retention programs to be assumed by the Amended Plan (collectively, the “Material Assumed Contracts”), with assumption of Material Assumed Contracts subject to the reasonable consent of the Requisite Consenting 10% Noteholders (as defined herein);

(g) provide the Consenting Noteholders with ongoing consultation rights and the right to propose modifications to the terms of the Amended Plan and Disclosure Statement, with any such modifications: (i) being reasonably satisfactory in form and substance to the Company, the Requisite Consenting 10% Noteholders, and (ii) to the extent adverse to the Consenting Cross Holders, subject to the reasonable consent of the Requisite Consenting Cross Holders;

(h) pay all reasonable and documented fees and expenses incurred by:

(i) the Consenting 10% Noteholders for their employment of: (A) Brown Rudnick LLP (“Brown Rudnick”), as legal counsel; (B) Young Conaway Stargatt & Taylor, LLP (“YCST”), as Delaware counsel; and (C) Duff & Phelps Securities, LLC, as financial advisor (“D&P”) pursuant to the terms of D&P’s engagement letter dated June 30, 2011 (the “D&P Fee Letter”); provided, that as of January 1, 2012, and going forward all reasonable and document D&P monthly fees and expenses are to be paid pursuant to the Alternative Plan Trigger terms of the D&P Fee Letter; provided further, that the Company will use commercially reasonable efforts to pay all outstanding reasonable and documented fees and expenses of Brown Rudnick, YCST, and D&P as of the Approval Order and shall continue to pay such fees in full monthly thereafter in accordance with existing practice and the Stipulation, Agreement, and Final Order Granting Adequate Protection under Sections 361, 362, 363 and 507 of the Bankruptcy Code, dated June 30, 2011 [Docket No. 78] (the “Stipulation”), except D&P’s Deferred Restructuring Fee, which shall be payable upon the Effective Date of the Amended Plan; and

(ii) the Consenting Cross Holders, up to $1.75 million, for their employment of counsel and financial advisors, with the allocation of such amount to be agreed upon amongst the Consenting Cross Holders.

(i) subject to the requirements of the Bankruptcy Code for notice, hearing and Court approval, among other things, operate its business in the ordinary course taking into account the terms of the Amended Plan, Term Sheet and the Chapter 11 Cases;

(j) unless otherwise required by the Bankruptcy Court, keep confidential and cause the amount of 10% Notes Claims and/or 8.625% Notes Claims, as applicable, held by any Consenting Noteholder identified on the signature pages attached hereto to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, and not disclose to any third party the principal amount of 10% Notes Claims and/or 8.625% Notes Claims, as applicable, set forth below each Consenting Noteholder’s name on the signature pages hereof (or below its name on the signature page of a Joinder Agreement executed by a Consenting Noteholder that becomes a Party to this Agreement after the Execution Date);

(k) if a member of the Company’s management knows of a breach by the Company in any material respect of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement, furnish prompt written notice (and in any event within five (5) business days of such actual knowledge) to counsel to the Consenting Noteholders; and

(l) in the event there is a dispute regarding whether any Consenting Noteholder is unreasonably withholding its consent, the Company shall seek prompt resolution of said dispute in the Bankruptcy Court.

Section 5.     Consenting Noteholders’ Termination Events.

(a) Consenting 10% Noteholders holding 66 2/3% in aggregate principal amount of the 10% Notes Claims held at such time by the Consenting 10% Noteholders (the “Requisite Consenting 10% Noteholders”) may terminate this Agreement as to all Parties upon five (5) business days’ written notice delivered in accordance with Section 18 hereof, at any time after the occurrence of, and during the continuation of, any of the following events, unless cured by the Company during such five (5) business day period or waived in writing by the Requisite Consenting 10% Noteholders in their sole discretion:

(i) the Company fails to obtain the Approval Order (in form and substance reasonably acceptable to the Requisite Consenting 10% Noteholders) by March 26, 2012;

(ii) the Company fails to obtain entry of any Bankruptcy Court approval necessary for the Backstop Agreement (as set forth in the Term Sheet and (in form and substance reasonably acceptable to the Requisite Consenting 10% Noteholders) by April 13, 2012;

(iii) the Company fails to obtain entry of the Disclosure Statement Order by April 20, 2012;

(iv) the Company fails to commence a solicitation of votes for acceptance of the Amended Plan on or before April 24, 2012;

(v) the Plan Supplement (which shall include, without limitation, the New ABL Facility documents, the New Money First Lien Notes documents, the New Take-Back Notes Documents, and the New Organizational Documents, each in form and substance reasonably acceptable to the Requisite Consenting 10% Noteholders in their sole discretion) is not finalized and filed on or before the date that is seven (7) calendar days before the voting deadline on the Plan;

(vi) the Company fails to obtain entry of the Confirmation Order (in form and substance reasonably acceptable to the Requisite Consenting 10% Noteholders) by June 4, 2012, provided that, that so long as the Company is proceeding in good faith towards confirmation of the Amended Plan, upon written notice from the Company to counsel to the Consenting Noteholders in accordance with Section 18 hereof, there shall be a 14-day extension of such deadline;

(vii) the Company fails to cause the Effective Date of the Amended Plan to occur no later than sixteen (16) days after entry of the Confirmation Order; provided that, so long as the Company is proceeding in good faith towards the Effective Date of the Amended Plan, upon written notice from the Company to counsel to the Consenting Noteholders in accordance with Section 18 hereof, there shall be a 14-day extension of such deadline;

(viii) any court has entered a final, non-appealable judgment or order declaring this Agreement (or the transactions contemplated hereby) or any material portion hereof to be unenforceable;

(ix) the Company has: (i) withdrawn the Amended Plan; (ii) publicly announced its intention not to support the Amended Plan; or (iii) provided written notice to any Consenting Noteholder (or any of their representatives) of their intention to do so;

(x) the Company or Consenting Cross Holders having breached their obligations, representations, warranties or covenants set forth in this Agreement in any material respect;

(xi) the Amended Plan having been amended so as to be inconsistent with this Agreement (subject to the proviso to Section 6(b) hereof);

(xii) the Confirmation Order having been entered by the Bankruptcy Court containing terms materially inconsistent with this Agreement and not otherwise reasonably acceptable to the Requisite Consenting 10% Noteholders and Requisite Consenting Cross Holders with respect to the matters pertaining to this Agreement (subject to the proviso to Section 6(b) hereof);

(xiii) (A) an Event of Default (as defined in the DIP Facility) shall have occurred and be continuing and not waived after the expiration of any applicable cure period provided therein and (B) the Company’s obligations thereunder have been accelerated; or

(xiv) the issuance by any governmental authority including any regulatory authority or court of competent jurisdiction of any ruling or order enjoining the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company in a manner that is reasonably satisfactory to the Consenting Noteholders prior to the consummation of the Restructuring Transactions.

(b) Two-thirds (2/3) in number of Consenting Cross Holders (the “Requisite Consenting Cross Holders”) may terminate their obligations under this Agreement upon five (5) business days’ written notice delivered in accordance with Section 18 hereof, at any time after the occurrence of, and during the continuation of, any of the following events, unless cured by the Company during such five (5) business day period or waived in writing by the Requisite Consenting Cross Holders in their sole discretion:

(i) the Amended Plan having been amended without the consent of the Consenting Cross Holders, with such amendment adversely affecting the distribution under the Amended Plan with respect to the distributions on account of 10% Notes Claims and 8.625% Notes Claims;

(ii) this Agreement is materially modified in a manner not reasonably satisfactory to the Consenting Cross Holders, without the Consenting Cross Holders’ consent; or

(iii) the following documents are not in form and substance reasonably satisfactory to the Consenting Cross Holders: (i) the form of Warrants, (ii) the Shareholders Agreement (if any), or (iii) the Registration Rights Agreement.

(c) Without limiting Section 6(a) hereof, each Consenting Noteholder may terminate this Agreement with respect to itself (this Agreement remaining in full force and effect as among the Company and all other Consenting Noteholders) upon five (5) business days’ written notice to the Company following a Material Adverse Change or material modification to the treatment of such Consenting Noteholders’ 10% Notes Claims and/or 8.625% Notes Claims, as applicable, provided by a plan of reorganization that has been effected without the prior written consent of such Consenting Noteholder. For the purposes hereof, “Material Adverse Change” shall mean: any event causing material adverse change in (i) the business, assets, liabilities, properties, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or the Amended Plan; provided, that the following shall not constitute a Material Adverse Change and shall not be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Material Adverse Change: (A) any change in the market price or trading volume of the 10% Notes or 8.625% Notes or the Company’s other publicly traded securities, as the case may be; provided, that any event that caused or contributed to such change in market price or trading volume shall not be excluded; (B) any change to the extent resulting from the announcement, pendency or consummation of actions or transactions contemplated by the Restructuring Transactions or this Agreement; (C) any change resulting from actions of the Company expressly agreed to or requested in writing by Consenting Noteholders; (D) except to the extent an event described in the following clauses (i) through (ii) is disproportionately adverse with respect to the Company and its Subsidiaries when compared to other companies in the industry in which the Company and its Subsidiaries operate, (i) any change in general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate (including those resulting from acts of terrorism or war (whether or not declared) or other calamity, crisis or geopolitical event); (ii) any change or prospective change in any applicable law or generally accepted accounting principals, or any interpretation thereof; and (E) only to the extent that the effect or potential effect on the Company and its Subsidiaries of such disclosed matter is reasonably apparent on its face, any factual matter affecting the Company or its Subsidiaries disclosed in (i) the Company’s filings on Form 10-K with the Securities and Exchange Commission as filed on July 14, 2011 or any filings made by the Company with the Securities and Exchange Commission after July 14, 2011 and prior to the date hereof, or (ii) the Disclosure Statement, excluding in the case of clauses (i) and (ii) any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such documents referenced clauses (i) and (ii) that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein) and excluding in the case of clauses (i) and (ii) any amendments, supplements, changes or modifications thereto.

Section 6.     Company’s Termination Events.

(a) The Company may terminate this Agreement as to all Parties upon five (5) business days prior written notice, delivered in accordance with Section 18 hereof, upon the occurrence of any of the following events unless cured by the Consenting Noteholders during such five (5) business day period or waived in writing by the Company in its sole discretion:

(i) the material breach by any of the Consenting Noteholders of any of the representations, warranties, or covenants of such Consenting Noteholders set forth in this Agreement that would have a material adverse impact on the Company (taken as a whole) or the consummation of the Restructuring Transactions (taken as a whole) that remains uncured for a period of five (5) business days after the receipt by the Consenting Noteholders of written notice of such breach from the Company;

(b) the board of directors of the Company reasonably determines (i) after consultation with its counsel and financial advisors, and after a change in circumstances from the Execution Date, that the Amended Plan is not in the best interests of the Company’s estates and continued support of the Amended Plan pursuant to this Agreement would be inconsistent with the Company’s fiduciary obligations, or (ii) the Company receives a proposal for an Alternative Plan and the Company reasonably determines that continued support of the Amended Plan pursuant to this Agreement would be inconsistent with the Company’s fiduciary obligations; or

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining the consummation of the Restructuring Transactions.

Section 7.     Automatic and Mutual Termination.

(a) This Agreement shall terminate: if the Bankruptcy Court enters an order: (i) directing the appointment of an examiner with expanded powers or a trustee; (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissing the Chapter 11 Cases.

(b) This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Company, the Requisite Consenting 10% Noteholders, and the Requisite Consenting Cross Holders.

Section 8.     Effect of Termination.

Subject to Section 13 hereof, upon termination of this Agreement in accordance with Section 5, Section 6, or Section 7 hereof, (a) this Agreement shall become void and of no further force or effect, and (b) each Party shall be immediately released from its obligations, commitments, undertakings and agreements hereunder; provided, that in no event shall any such termination relieve a Party hereto from liability or its obligations under this Agreement for its breach or non-performance of its obligations hereunder prior to the date of the termination.

Section 9.     Further Assurances; Acknowledgment.

(a) The Parties shall cooperate and work together in good faith and shall coordinate their activities with respect to: (i) all matters concerning the solicitation, confirmation and consummation of the Amended Plan; and (ii) all other matters reasonably necessary or advisable to consummate and make effective the Restructuring Transactions.

(b) The Parties agree and acknowledge that this Agreement is not, and shall not be deemed, a solicitation for acceptances for the Amended Plan or a solicitation for any of the 10% Notes Claims or the 8.625% Notes Claims, as applicable. The acceptance of the Consenting Noteholders will not be solicited until the Consenting Noteholders have received a Disclosure Statement and related ballot, in each case as approved by the Bankruptcy Court.

(c) Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring Transactions in a manner materially consistent with the terms set forth in the Amended Plan, as applicable.

Section 10.     Representations and Warranties.

(a) Each Party severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Noteholder becomes a party hereto), or subject to the requirements of the Bankruptcy Code for notice, hearing and Court approval, as applicable:

(i) (A) such Party has (and with regard to the Company, subject to entry of the Approval Order) all requisite corporate, partnership, limited liability or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and (B) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party (and with regard to the Company, subject to entry of the Approval Order) does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party; and

(iii) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms.

(b) Each Consenting Noteholder severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Noteholder becomes a party hereto), such Consenting Noteholder:

(i) is the beneficial owner of, or the duly authorized investment advisor, representative or fund manager for the beneficial owner of, the aggregate principal amount of 10% Notes Claims and/or 8.625% Notes Claims set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Noteholder that becomes a party hereto after the date hereof);

(ii) has, with respect to the beneficial owners of such 10% Notes Claims and/or 8.625% Notes Claims, (A) sole investment or voting discretion with respect to such 10% Notes Claims and/or 8.625% Notes Claims, (B) full power and authority to vote on and consent to matters concerning such 10% Notes Claims and/or 8.625% Notes Claims or to exchange, assign and transfer such 10% Notes Claims and/or 8.625% Notes Claims, or (C) full power and authority to bind or act on the behalf of, such beneficial owners; and

(iii) has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any 10% Notes Claims and/or 8.625% Notes Claims that are inconsistent with the representations and warranties of such Consenting Noteholder herein or would render such Consenting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder.

Section 11.     Amendments.

This Agreement may not be modified, amended, or supplemented except in a writing signed by the Company and the Requisite Consenting 10% Noteholders and Requisite Consenting Cross Holders.

Section 12.     GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARDING TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.     Survival.

Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 13, Section 8, Section 12, Section 14, Section 15, Section 16, Section 18, and Section 19 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

Section 14.     Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 15.     Successors and Assigns; Severability.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, that nothing contained in this Section 15 shall be deemed to permit sales, assignments or other Transfers of 10% Notes Claims and/or 8.625% Notes Claims or other claims against or interests in the Company other than in accordance with this Agreement. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect.

Section 16.     Complete Agreement.

This Agreement and the annexes hereto represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

Section 17.     Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail in .pdf format or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

Section 18.     Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to the Company, to:

Nebraska Book Company, Inc.

4700 South 19th Street

Lincoln, Nebraska 68501

Attention: Barry Major, President and Chief Operations Officer

E-mail address: bmajor@nebook.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Marc Kieselstein, Chad J. Husnick, and Daniel R. Hodgman

E-mail addresses: mkieselstein@kirkland.com, chusnick@kirkland.com, and

dhodgman@kirkland.com

(b) if to a Consenting 10% Noteholders or a transferee thereof, to the addresses set forth below following the Consenting 10% Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Brown Rudnick

One Financial Center

Boston, Massachusetts 02111

Attention: Steven D. Pohl

Email address: spohl@brownrudnick.com and hsteel@brownrudnick.com

(c) if to a Consenting Cross Holders or a transferee thereof, to the addresses set forth below following the Consenting Cross Holder’s signature (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York

10005

Attention: Matthew S. Barr

Email address: mbarr@milbank.com

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Rachel C. Strickland

Email address: rstrickland@willkie.com and jhardy2@willkie.com

Any notice given by delivery, mail, or courier shall be effective when received.

Section 19.    Reservation of Rights; No Admission.

Except as provided in this Agreement and in any amendment among the Parties, if the Restructuring Transactions are not consummated, if the Plan Support Effective Date does not occur, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. This Agreement and the Amended Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Subject to proviso concluding Section 7 hereof, and in each case other than in a proceeding to enforce this Agreement, in the event that this Agreement is terminated in accordance with its terms, then (x) nothing in this Agreement shall constitute an admission by any Party or shall be used, referred to or have any probative value in any proceeding, (y) this Agreement shall not have any res judicata or collateral estoppel effect or be of any force or effect, and (z) each of the Parties’ respective interests, rights, remedies, and defenses shall be restored without prejudice as if this Agreement had never been executed.

Section 20.     Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

Section 21.     Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Section 22.     Several, Not Joint, Obligations.

The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 23.     Remedies Cumulative.

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 24.    No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

Section 25.     Automatic Stay.

The Parties acknowledge that the giving of notice or termination by any Party pursuant to this Agreement shall not be violation of the automatic stay of section 362 of the Bankruptcy Code.

Section 26.    Disclosure.

The Company will use reasonable best efforts to submit to Counsel for the Consenting Noteholders all press releases, public filings and pleadings relating to this Agreement, the Term Sheet, the Amended Plan, or the Restructuring Transactions contemplated hereby and thereby and any amendments thereof at least two (2) business days prior to releasing such press releases, making such public filings and filing such pleadings, and shall consult in good faith with Counsel for the Consenting Noteholders and make any reasonable and necessary amendments requested by Counsel for the Consenting Noteholders so that such press releases, public filings and pleadings are in a form and substance reasonably satisfactory to the Consenting Noteholders.

Signature Page to the Plan Support Agreement

NEBRASKA BOOK COMPANY, INC., a Kansas corporation

By:
Name: Barry S. Major
Title: Authorized Signatory

CAMPUS AUTHENTIC LLC, a Delaware limited liability company

By:
Name: Barry S. Major
Title: Authorized Signatory

COLLEGE BOOKSTORES OF AMERICA, INC., an Illinois corporation

By:
Name: Barry S. Major
Title: Authorized Signatory

NBC ACQUISITION CORP., a Delaware corporation

By:
Name: Barry S. Major
Title: Authorized Signatory

NBC HOLDINGS CORP., a Delaware corporation

By:
Name: Barry S. Major
Title: Authorized Signatory

NBC TEXTBOOKS, LLC, a Delaware limited liability company

By:
Name: Barry S. Major
Title: Authorized Signatory

NET TEXTSTORE LLC, a Delaware limited liability company

By:
Name: Barry S. Major
Title: Authorized Signatory

SPECIALTY BOOKS, INC., a Delaware corporation

By:
Name: Barry S. Major
Title: Authorized Signatory

Signature Page to the Plan Support Agreement

Name of Entity:

By:
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Principal Amount Held

Claim or Equity Interest	Amount
10% Notes Claims
8.625% Notes Claims

EXHIBIT A

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement (the “Agreement”),1 dated as of [DATE], 2012, by and among the Company, and certain noteholders, including the transferor to the Transferee of any 10% Notes Claims and/or 8.625% Notes Claims (the “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a Consenting Noteholder under the terms of the Agreement.

The Transferee specifically agrees (i) to be bound by the terms and conditions of the Senior Secured Notes Indenture and the Agreement and (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the loans or notes, as applicable.

Date Executed:             , 2012

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Principal Amount Held

Claim or Equity Interest	Amount
10% Notes Claims
8.625% Notes Claims

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT B

TERM SHEET

21

EXHIBIT C

AMENDED PLAN

22